EXHIBIT B

FIRST FINANCIAL HOLDINGS, INC.

2004 Employee Stock Purchase Plan

1.  Purpose. The purpose of the Plan is to provide employees of the Corporation and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Corporation through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of Section 423 and related sections of the Code.

2.  Definitions.

     (a) "Board" shall mean the Board of Directors of the Corporation.

     (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

     (c) "Common Stock" shall mean the common stock of the Corporation.

     (d) "Corporation" shall mean First Financial Holdings, Inc., a Delaware corporation.

     (e) "Compensation" shall mean all base straight time gross earnings, as determined in accordance with the personnel policies of the Corporation, except that base pay for employees who receive commission income shall include their commission income. Compensation excludes payments for overtime, shift premiums, incentive compensation, incentive payments, bonuses, awards and other compensation.

     (f) "Designated Subsidiary" shall mean a Subsidiary which the Board has designated from time to time in its sole discretion as eligible to participate in the Plan.

     (g) "Employee" shall mean any individual who is an employee of the Corporation or a Subsidiary for purposes of tax withholding under the Code. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence authorized under Corporation or Subsidiary policies.

     (h) "Enrollment Date" shall mean the first day of each Offering Period.

     (i) "Exercise Date" shall mean the last day of each Offering Period.

     (j) "Fair Market Value" shall mean, as of any date, the closing price of the Corporation's Common Stock on the National Association of Securities Dealers Automated Quotation (Nasdaq) Stock Market. If the Common Stock is not traded on a national securities exchange or quoted on the Nasdaq Stock Market, and there are not at least two brokerage companies reporting a bid price per share on such date, then the Fair Market Value shall be that value determined in good faith by the Board in such manner as it deems appropriate.

     k) "Offering Period" shall mean a period of approximately three (3) months, commencing on the first Trading Day on or after January 1, April 1, July 1, and October 1 of each year and terminating on the last Trading Day on or before the end of such period; provided, however, that the duration of the first Offering Period shall be as provided in Section 4.

     (l) "Plan" shall mean this Employee Stock Purchase Plan.

     (m) "Purchase Price" shall mean an amount equal to 90 percent of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower.

     (n) "Reserves" shall mean the number of shares of Common Stock covered by each option under the Plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option.

     (o) "Subsidiary" shall mean a corporation, domestic or foreign, of which not less than 50 percent of the voting shares are held by the Corporation or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Corporation or a Subsidiary.

     (p) "Trading Day" shall mean a day on which national stock exchanges and the Nasdaq Stock Market are open for trading.

3.   Eligibility.

     (a) Any Employee, as defined in Section 2, who has been continuously employed by the Corporation for at least six (6) consecutive months, who is employed by the Corporation on a given Enrollment Date, and who is scheduled to work at the rate of at least 20 hours per week or more as an Employee shall be eligible to participate in the Plan for the Offering Period commencing with such Enrollment Date.

     (b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (five percent) or more of the total combined voting power or value of all classes of stock of the Corporation or of any Subsidiary of the Corporation, or (ii) which permits his or her rights to purchase stock under all employee stock purchase plans of the Corporation and its Subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the Fair Market Value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4. Offering Periods. The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after January 1, April 1, July 1, and October 1 of each year, or on such other date as the Board shall determine, and continuing hereafter until terminated in accordance with Section 19 hereof. The Board shall have the power to change the duration of Offering Periods with respect to future Offerings without stockholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected.

5.  Participation.

     (a) An eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions on such form as the Board or a committee thereof may designate and filing it with the Corporation's payroll office at least ten (10) business days prior to the Enrollment Date for the Offering Period in which such participation will commence, unless a later time for filing the subscription agreement is set by the Board for all eligible Employees with respect to a given Offering Period.

     (b) With respect to any Offering Period, payroll deductions for a participant during such Offering Period shall commence with the first payroll period following the Enrollment Date and shall end on the Exercise Date of the Offering Period, unless sooner terminated by the participant as provided in Section 10.

6.   Payroll Deductions.

     (a) At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding ten percent (ten percent) of the Compensation which he or she receives on each pay day during the Offering Period.

     (b) All payroll deductions made for a participant shall be credited to his or her account under the Plan and will be withheld in whole percentages only. A participant may not make any additional payments into such account. A participant's account shall be only a bookkeeping account maintained by the Corporation, and neither the Corporation nor any Subsidiary shall be obligated to segregate or hold in trust or escrow any funds in a participant's account. Except for amounts not expended because of the Plan rule that fractional shares shall not be purchased, no amount of accumulated payroll deductions shall be carried over with respect to any participant from the end of one Offering Period to the beginning of another.

     (c) During an Offering Period, a participant may discontinue his or her participation in the Plan as provided in Section 10 but no other change can be made and, specifically, a participant may not alter the rate of his or her payroll deductions during an offering period. A participant may increase or decrease the rate of his or her payroll deductions for a future Offering Period by filing with the Corporation a new subscription agreement authorizing an increase or decrease in payroll deduction rate within ten (10) business days before the commencement of the upcoming Offering Period. A participant's subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10.

     (d) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) herein, a participant's payroll deductions may be decreased to zero percent of Compensation at such time during any Offering Period which is scheduled to end during the current calendar year (the "Current Offering Period") that the aggregate of all payroll deductions which were previously used to purchase stock under the Plan in a prior Offering Period which ended during that calendar year plus all payroll deductions accumulated with respect to the Current Offering Period equal $25,000. Payroll deductions shall recommence at the rate provided in such participant's subscription agreement at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10.

     (e) At the time the option is exercised, in whole or in part, or at the time some or all of the Corporation's Common Stock issued under the Plan is disposed of, the participant must make adequate provision for federal, state, or other tax withholding obligations, if any, arising upon the exercise of the option or the disposition of the Common Stock. The Corporation may, but shall not be obligated to, withhold from the participant's compensation the amount necessary for the Corporation to meet applicable withholding obligations related to the Participant's tax obligations, including any withholding required to make available to the Corporation any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Employee that may be available to it.

7.   Grant of Option. On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on each Exercise Date of such Offering Period (at the applicable Purchase Price) up to a number of shares of the Corporation's Common Stock determined by dividing such Employee's payroll deductions accumulated prior to such Exercise Date (including amounts retained in the participant's account in accordance with Section 8) and retained in the Participant's account as of the Exercise Date by the applicable Purchase Price; provided that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12 hereof. Exercise of the option shall occur as provided in Section 8, unless the participant has withdrawn pursuant to Section 10, and shall expire on the last day of the Offering Period.

8.   Exercise of Option. Unless a participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of shares will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares will be purchased; any payroll deductions accumulated in a participant's account which are not sufficient to purchase a full share shall be retained in the participant's account and applied toward the purchase of shares in a subsequent Offering Period unless the participant terminates his or her participation in the Plan as provided in Section 10. During a participant's lifetime, a participant's option to purchase shares hereunder is exercisable only by him or her.

9.   Delivery. As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Corporation shall arrange the delivery to each participant, as appropriate, of a certificate representing the shares purchased upon exercise of his or her option.

10. Withdrawal; Termination of Employment.

     (a) A participant may withdraw all, but not less than all, the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by giving written notice to the Corporation on such form as the Board or a committee thereof may designate. All of the participant's payroll deductions credited to his or her account will be paid to such participant promptly after receipt of notice of withdrawal and such participant's option for the Offering Period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made during the Offering Period. If a participant withdraws from an Offering Period, payroll deductions will not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Corporation a new subscription agreement.

     (b) Upon a participant's ceasing to be an Employee for any reason or upon termination of a participant's employment relationship (as described in Section (2)(g)), the payroll deductions credited to such participant's account during the Offering Period but not yet used to exercise the option will be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 14, and such participant's option will be automatically terminated.

11.   Interest. No interest shall accrue on the payroll deductions of a participant in the Plan.

12.   Stock.

     (a) The maximum number of shares of the Corporation's Common Stock which shall be made available for sale under the Plan shall be 200,000 shares, subject to adjustment upon changes in capitalization of the Corporation as provided in Section 18. Such shares may consist in whole or in part of authorized and unissued or reacquired Common Stock. If on a given Exercise Date the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Corporation shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as is practicable and as it determines to be equitable.

     (b) The participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

     (c) Shares to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse, as the participant designates.

13.   Administration.

     (a) Administrative Body. The Plan shall be administered by the Board of the Corporation or a committee of members of the Board appointed by the Board. The Board or its committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Board or its committee shall, to the full extent permitted by law, be final and binding upon all parties. Members of the Board who are eligible Employees are permitted to participate in the Plan except to the extent limited by Subsection (b) of this Section 13.

     (b) Rule 16b-3 Limitations. Notwithstanding the provisions of Subsection (a) of this Section 13, in the event that Rule 16b-3 promulgated under The Securities Exchange Act of 1934, as amended, or any successor provision ("Rule 16b-3") provides specific requirements for the administrators of plans of this type, the Plan shall be only administered by such a body and in such a manner as shall comply with the applicable requirements of Rule 16b-3. Unless permitted by Rule 16b-3, no discretion concerning decisions regarding the Plan shall be afforded to any committee containing a person who is not a Non-Employee Director as that term is used in Rule 16b-3.

14.   Designation of Beneficiary.

     (a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant's account under the Plan in the event of such participant's death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant's account under the Plan in the event of such participant's death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

     (b) Such designation of beneficiary may be changed by the participant (and his or her spouse, if any) at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Corporation shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Corporation), the Corporation, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Corporation, then to such other person as the Corporation may designate.

15.  Transferability. Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 14 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Corporation may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10.

16.  Use of Funds. All payroll deductions received or held by the Corporation under the Plan may be used by the Corporation for any corporate purpose, and the Corporation shall not be obligated to segregate such payroll deductions.

17.  Reports. Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Employees at least annually, which statements will set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

18.  Adjustments Upon Changes in Capitalization; Dissolution; or Merger or Asset Sale.

      (a) Changes in Capitalization. Subject to any required action by the stockholders of the Corporation, the Reserves, as well as the price per share of Common Stock covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Corporation. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

      (b) Dissolution or Liquidation. In the event of a proposed sale of all or substantially all of the assets of the Corporation, or the merger of the Corporation with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Exercise Date (the "New Exercise Date"). If the Board shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify each participant in writing, at least ten (10) days prior to the New Exercise Date, that the Exercise Date for his or her option has been changed to the New Exercise Date and that his or her option will be exercised automatically on the New Exercise Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Section 10. For purposes of this Section 18(b), an option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the option confers the right to purchase, for each share of option stock subject to the option immediately prior to the sale of assets or mergers, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board may, with the consent of the successor corporation and the participant, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the sale of assets or merger.

19.   Amendment or Termination.

      (a) The Board of Directors of the Corporation may at any time and for any reason terminate or amend the Plan. Except as provided in Section 18, no such termination can affect options previously granted, provided that the Board of Directors may terminate an Offering Period on any Exercise Date if the Board determines that the termination of the Plan is in the best interests of the Corporation and its stockholders. Except as provided in Section 18, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Rule 16b-3 or Section 423 of the Code (or any successor rule or provision or any other applicable law or regulation), the Corporation shall obtain stockholder approval in such a manner and to such a degree as required.

      (b) Without stockholder consent and without regard to whether any participant rights may be considered to have been "adversely affected," the Board (or its committee) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during Offering Periods, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Corporation's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant's Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable which are consistent with the Plan.

      (c) In the event that the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequences including, but not limited to:

            (1) altering the Purchase Price for any Offering Period, including an Offering Period underway at the time of the change in Purchase Price; or

            (2) shortening any Offering Period so that the Offering Period ends on a new Purchase Date, including an Offering Period underway at the time of the Board action.

      Such modifications or amendments shall not require stockholder approval or the consent of any Plan Participants.

20.   Notices. All notices or other communications by a participant to the Corporation under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Corporation at the location, or by the person, designated by the Corporation for the receipt thereof.

21.   Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto comply with all applicable provisions of law, domestic or foreign, including without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Corporation with respect to such compliance. As a condition to the exercise of an option, the Corporation may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22.   Term of Plan. The Plan shall become effective upon the expiration of the 1994 Employee Stock Purchase Plan and its adoption by the Board of Directors and approval by the stockholders of the Corporation. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 19.

23.   Additional Restrictions of Rule 16b-3. The terms and conditions of options granted hereunder to, and the purchase of shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions on behalf of such persons.

24.   Stockholder Approval. Continuance of the Plan shall be subject to approval by the stockholders of the Corporation no later than the date of the next annual meeting of stockholders after the date the Plan is adopted.